Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-163075-01 on Form S-3 of our report dated  March 1, 2010, relating to the financial statements and financial statement schedule of South Carolina Electric & Gas Company appearing in this Annual Report on Form 10-K of South Carolina Electric & Gas Company for the year ended December 31, 2009.

/s/DELOITTE & TOUCHE LLP
Charlotte, North Carolina
March 1, 2010